Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2023 Unaudited Financial Results

BAODING, China, May 11,2023 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the first quarterended March 31, 2023.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented,“In the first quarter of 2023, we had the revenue increased by 27.83% to approximately $19.79million.As the Chinese government carried out a serious economic stimulus and support policies, this will definitely improve the demand and overall operating environment for paper-making industry. We will seize the chance by taking management measures, such as optimizing raw material procurement, diversifying the product structure and reducing cost to improve the profitability and prepare for the market recovery.”

First Quarter 2023Unaudited Financial Results

	For the Three Months Ended March 31,
($ millions)	2023	2022	% Change
Revenues	19.79	15.48	27.83%
Regular Corrugating Medium Paper (“CMP”)*	16.47	13.10	25.72%
Light-Weight CMP**	3.06	1.93	58.77%
Offset Printing Paper	-	-	-
Tissue Paper Products	0.22	0.40	-44.04%
Face Masks	0.04	0.06	-37.03%

Gross profit (Loss)	-0.28	0.31	-189.23%
Gross profit (loss) margin	-1.40%	2.01%	-3.41	pp****
Regular Corrugating Medium Paper (“CMP”)*	1.93%	5.35%	-3.42	pp****
Light-Weight CMP**	3.96%	8.15%	-4.19	pp****
Offset Printing Paper	-	-	-
Tissue Paper Products***	-316.80%	-141.51%	-175.29	pp****
Face Masks	-7.97%	29.47%	-37.44	pp****

Operating loss	-2.77	-2.99	-7.29%
Net loss	-2.73	-2.49	-9.84%
EBITDA	1.21	1.20	0.83%
Basic and Diluted lossper share	-0.27	-0.25	-0.08%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue increased by 27.83% to approximately $19.79million, mainly due to the the increase in sales volume of corrugating medium paper (“CMP”), partially offset by the decrease of average selling prices of CMP.

●	Gross loss was approximately $0.28million, compared with gross profit of $0.31 for the same period of last year. Total gross loss margin decreased by 3.41percentage point to negative 1.40%.

●	Loss from operations was approximately $2.77million, compared to approximately $2.99 million for the same period of last year.

●	Net loss was approximately $2.73million, or loss per share of $0.27, compared to approximately $2.49 million, or loss per share of $0.25, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $1.21 million, compared to$1.20 million for the same period of last year.

Revenue

For the first quarter of 2023, total revenue increased by 27.83%, to approximately $19.79million from approximately $15.48 million for the same period of last year. This was mainly due to the increase in sales volume of corrugating medium paper (“CMP”), partially offset by the decrease of average selling prices of CMP.

The following table summarizes revenue, volume and ASP by product for the first quarter of 2023 and 2022, respectively:

	For the Three Months Ended March 31,
	2023			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	16,468	41,663	395	13,099	25,245	519
Light-Weight CMP	3,060	8,019	382	1,927	3,841	502
Offset Printing Paper	-	-	-	-	-	-
Tissue Paper Products	223	191	1,167	398	397	1,003
Total	19,751	49,873	396	15,425	29,483	523

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	35	1,105	32	57	1,160	49

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by 29.96%, to approximately $19.53 million and accounted for 98.67% of total revenue for the first quarter of 2023, compared to approximately $15.03million, or 97.06% of total revenue for the same period of last year. The Company sold 49,682tonnes of CMP at an ASP of $393/tonne in the first quarter of 2023, compared to 29,086 tonnes at an ASP of $517/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMPincreased by25.72%, to approximately $16.47 million for the first quarter of 2023, compared to revenue of approximately $13.10million for the same period of last year. The Company sold 41,663tonnesof regular CMPat an ASP of $395/tonne during the first quarter of 2023, compared to25,245tonnes at an ASP of $519/tonnefor the same period of last year. Revenue from light-weight CMPincreased by 58.77%, to approximately $3.06 million for the first quarter of 2023, compared to revenue of approximately $1.93 million for the same period of last year. The Company sold8,019tonnesof light-weight CMPat an ASP of $382/tonne for the first quarter of 2023, compared to3,841tonnes at an ASP of $502/tonne for the same period of last year.

Revenue from offset printing paper was $nil  for the first quarter of 2023 and 2022.

Revenue from tissue paper products decreased by 44.04%, to approximately $0.22million for the first quarter of 2023, from approximately $0.40 million for the same period of last year. The Company sold 191tonnesof tissue paper products at an ASP of $1,167/tonne for the first quarter of 2023, compared to 397tonnes at an ASP of $1,003/tonne for the same period of last year.

Revenue from face masks decreased by 37.03%, to approximately $35,637 for the first quarter ended March 31, 2023, from $56,596for the same period of last year. The Company sold 1,105 thousand pieces of face masks for the first quarter of2023, compared to1,160 thousand pieces of face masks for the same period oflast year.

Gross Profit (Loss) and Gross Margin

Total cost of sales increased by 32.30%, to approximately $20.02million for the first quarter of 2023 from approximately $15.13million for the same period of last year. The increase in overall cost of saleswas mainly due to the increase in sales quantity of CMP, partially offset by the decrease in material costs of CMP.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $388, $367,$nil and $4,865, respectively, for the first quarter of 2023, compared to $491, $461, $nil and $2,424, respectively, for the same period of last year.

Total gross losswas approximately $0.28million for the first quarter of 2023, compared to the gross profit of approximately $0.31 million for the same period of last year as a result of factors described above. Overall gross lossmargin was 1.40% for the first quarter of 2023, compared to gross profit margin was2.01% for the same period of last year. Gross profit(loss)margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 1.93%, 3.96%, nil%, -316.80% and -7.97%, respectively, for the first quarter of 2023, compared to 5.35%, 8.15%, nil%, -141.51% and 29.47%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 24.40%, to approximately $2.50million for the first quarter of 2023 from approximately $3.30million for the same period of last year.

Loss from Operations

Loss from operations was approximately $2.77 million for the first quarter of 2023, a decrease of 7.29%, from $2.99 million for the same period of last year. Operating loss margin was 14.01% for the first quarter of 2023, compared to 19.32% for the same period of last year.

Net Loss

Net loss was approximately $2.73million, or loss per share of $0.27 for the first quarter of 2023, compared to $2.49 million, or loss per share of $0.25 for the same period of last year.

EBITDA

EBITDA was approximately $1.21million for the first quarter of 2023, compared to $1.20 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended March 31,
($ millions)	2023	2022
Net loss	-2.73	-2.49
Add: Income tax	-	-0.35
Net interest expense	0.25	0.27
Depreciation and amortization	3.69	3.77
EBITDA	1.21	1.20

Cash, Liquidity and Financial Position

As of March 31, 2023, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $16.75million, $11.67million and $6.51million, respectively, comparedto  approximately$9.52 million, $11.16 million and $4.20million, respectively, as of December 31, 2022.

Net accounts receivable was approximately $2.23 million as of March 31, 2023, compared to approximately $nil million as of December 31, 2022. Net inventory was approximately $5.97 million as of March 31, 2023, compared to approximately$2.87 million as of December 31, 2022. As of March 31, 2023, the Company had current assets of approximately$51.48 million and current liabilities of approximately$18.13 million, resulting in a working capital of approximately$33.35 million. This was compared to current assets of approximately $47.17 million and current liabilities of approximately $17.64 million, resulting in a working capital of approximately $29.53 millionas of December 31, 2022.

Net cash provided by operating activities was approximately$4.81million for the first quarter of 2023, compared to approximately $4.41 million for the same period of last year. Net cash used in investing activities was approximately$0.30 million for the first quarter of 2023, compared toapproximately$7.18 million for the same period of last year. Net cash provided by financing activities was approximately$2.56million for the first quarter of 2023, compared to approximately$6.89 for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

	March 31,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and bank balances	$16,750,940	$9,524,868
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $647,787 and $881,878 as of March 31, 2023 and December 31, 2022, respectively)	2,231,924	-
Inventories	5,969,604	2,872,622
Prepayments and other current assets	18,734,461	27,207,127
Due from related parties	7,795,442	7,561,858

Total current assets	51,482,371	47,166,475

Prepayment on property, plant and equipment	881,878	1,031,502
Operating lease right-of-use assets, net	681,817	672,722
Finance lease right-of-use assets, net	1,927,390	1,939,970
Property, plant, and equipment, net	149,822,883	151,569,898
Value-added tax recoverable	2,053,290	2,066,666
Deferred tax asset non-current	-	-

Total Assets	$206,849,629	$204,447,233

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,673,996	$5,598,311
Current portion of long-term loans	5,265,073	4,835,884
Lease liability	171,768	224,497
Accounts payable	-	5,025
Due to related parties	730,387	727,462
Accrued payroll and employee benefits	295,024	165,986
Other payables and accrued liabilities	5,993,904	5,665,558
Income taxes payable	-	417,906

Total current liabilities	18,130,152	17,640,629

Long-term loans	6,513,672	4,204,118
Deferred gain on sale-leaseback	30,298	52,314
Lease liability - non-current	587,838	579,997
Derivative liability	494,186	646,283

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,412,310and $16,784,878 as of March 31, 2023 and December 31, 2022, respectively)	25,756,146	23,123,341

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of March 31, 2023 and December, 31, 2022.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(5,011,784)	(7,514,540)
Retained earnings	90,841,856	93,575,021

Total stockholders’ equity	181,093,483	181,323,892

Total Liabilities and Stockholders’ Equity	$206,849,629	$204,447,233

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Revenues	$19,790,877	$15,481,618

Cost of sales	(20,067,876)	(15,171,173)

Gross (Loss) Profit	(276,999)	310,445

Selling, general and administrative expenses	(2,495,362)	(3,300,881)

Loss from Operations	(2,772,361)	(2,990,436)

Other Income (Expense):
Interest income	136,268	3,455
Subsidy income	-	-
Interest expense	(249,169)	(270,813)
Gain on acquisition	-	34,003
Gain (Loss) on derivative liability	152,097	386,588

Loss before Income Taxes	(2,733,165)	(2,837,203)

Provision for Income Taxes	-	348,989

Net Loss	(2,733,165)	(2,488,214)

Other Comprehensive Income
Foreign currency translation adjustment	2,502,756	926,138

Total Comprehensive Loss	$(230,409)	$(1,562,076)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.27)	$(0.25)

Outstanding – Basic and Diluted	10,065,920	9,915,920

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Cash Flows from Operating Activities:
Net income	$(2,733,165)	$(2,488,214)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,686,243	3,773,236
(Gain) Loss on derivative liability	(152,097)	(386,588)
(Gain) Loss from disposal and impairment of property, plant and equipment	12,926	-
(Recovery from) Allowance for bad debts	(246,386)	4,211
Gain on acquisition	-	(34,001)
Deferred tax	-	(348,989)
Changes in operating assets and liabilities:
Accounts receivable	(1,988,921)	(98,921)
Prepayments and other current assets	9,461,336	3,056,189
Inventories	(3,062,782)	1,515,515
Accounts payable	(5,101)	62,315
Related parties	(128,625)	-
Accrued payroll and employee benefits	126,986	(14,181)
Other payables and accrued liabilities	263,712	483,666
Income taxes payable	(424,198)	(1,112,820)
Net Cash Provided by Operating Activities	4,809,928	4,411,418

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(295,018)	(368,504)
Acquisition of land	-	(6,807,468)

Net Cash Used in Investing Activities	(295,018)	(7,175,972)

Cash Flows from Financing Activities:
Proceeds from long term loans	2,623,410	-
Repayment of bank loans	(2,915)	-
Payment of capital lease obligation	(55,849)	(51,708)
Loan to a related party (net)	-	6,945,022

Net Cash Provided by Financing Activities	2,564,646	6,893,314

Effect of Exchange Rate Changes on Cash and Cash Equivalents	146,516	28,071

Net Increase in Cash and Cash Equivalents	7,226,072	4,156,831

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	9,524,868	11,201,612

Cash, Cash Equivalents and Restricted Cash - End of Period	$16,750,940	$15,358,443

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$84,040	$85,094
Cash paid for income taxes	$424,198	$1,112,820

Cash and bank balances	16,750,940	15,358,443
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	16,750,940	15,358,443